Exhibit 10.1
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is entered into as of March 22, 2022 (“Effective Date”) between Continental Resources, Inc. (“Company”) and Jack H. Stark (“Consultant”).
Consultant is retiring as President of the Company, effective as of 5 p.m., Central standard time, on April 1, 2022 (the “Retirement Date”). Company desires to have the benefit of Consultant’s advice and counsel for a period time after the Retirement Date to assist with the transition of his executive functions to other employees and officers in the Company. Consultant is willing to provide such transitional services in accordance with the terms of this Agreement.
The parties agree as follows:
1.  Retirement. As of the Retirement Date, Consultant shall be considered to have retired from: (a) his employment with Company; (b) all officer positions with Company (including the position of President) and its subsidiaries and affiliates; and (c) any fiduciary, administrative or other committees, including with respect to any employee benefit plans of Company. As of the Retirement Date, Consultant’s salary shall cease, and any entitlement Consultant may have under a Company-provided benefit plan, program, contract or practice will terminate, except as required by law or the terms of Company’s applicable plans regarding vested benefits.
2.  Consulting Services. For a period of one year from the Effective Date (the “Consulting Period”), Consultant shall stand ready and shall furnish to Company, upon request, such reasonable services of an advisory or consulting nature for the transition of Consultant’s functions as President of the Company. The parties understand Consultant: (a) shall be available during the Consulting Period upon reasonable notice and at reasonable times for periodic consultations by telephone; (b) shall not be required to render such services during reasonable vacation periods or times of illness, disability or other incapacity; and (c) shall be expected to devote an average of two (2) weeks per quarter to performance of such services. The parties agree Consultant’s threshold hourly commitment is less than 20% of the average level of services Consultant performed as an employee in the 36 months prior to his separation from employment with Company.
It is understood that Consultant is free to engage in other consulting arrangements or board service so long as such work does not conflict with the performance of Consultant’s obligations under this Agreement. In providing the consulting services, Consultant shall be an independent contractor of Company and shall have no authority to bind Company to any agreement or obligation of any type or nature or make decisions on behalf of Company. Consultant shall act in accordance with such independent contractor status and not hold himself out as an officer or employee of Company or as speaking on behalf of Company, nor shall Consultant make any claim based on any right or privilege applicable to Company’s employees. Consultant shall be responsible for all costs of self-employment, including social security liabilities and federal, state and local income tax payments, and shall pay such costs when and as due. Nothing herein shall be deemed to create any form of partnership, principal-agent relationship, employer-employee relationship, or joint venture between the parties with respect to the consulting services.
3.  Compensation for Consulting Services. In consideration for the consulting services during the Consulting Period, Company shall provide Consultant with the following compensation:
(a)  Seven hundred fifty dollars ($750.00) per hour for Consultant’s services; and
(b)  Company shall promptly reimburse Consultant for all reasonable expenses incurred by him in performing services hereunder during the Consulting Period, in accordance with Company’s standard business expense reimbursement policies and procedures then in effect.
4.  Non-solicitation. For two years from the Effective Date, Consultant will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person or entity to leave employment with Company or to terminate any existing contract with the company. Consultant understands the restrictions set forth in this Section 4 are intended to protect Company’s interest in its established employee, customer and supplier relationships and goodwill, and Consultant agrees that such restrictions are reasonable and appropriate.
5. Confidential Information. Consultant acknowledges that during the performance of his duties under this Agreement, he may receive, learn or otherwise become aware of confidential information regarding Company, including without limitation its business methods, strategies, policies, procedures, techniques, research, historical or projected financial information, budgets, trade secrets, or any other non-public information about or relating to the business operations, activities or strategies of Company (“Confidential Information”). Consultant shall not use, disclose or communicate any such Confidential Information other than for the purpose of fulfilling his duties and obligations under this Agreement. Consultant shall not disclose or communicate Confidential Information to third parties without Company’s advance written consent, and then only to those individuals or entities who have executed a Confidentiality Agreement with provisions acceptable to Company and which lists Company as either a party or a named or unnamed third-party beneficiary. All memoranda, notes, lists, records, files, documents and other papers and like items (and all copies, extracts and summaries thereof) made or compiled by Consultant or made available to him containing Confidential Information or concerning the business of Company shall be Company’s property and shall be returned to Company promptly upon termination of this Agreement or at any other time upon request by Company.
6.  Miscellaneous.
(a)    This Agreement contains all the terms and conditions regarding the subject matter of this Agreement and supersedes any prior agreements, promises, negotiations, or representations, either oral or written, relating to the subject matter of this Agreement.
 (b)     This Agreement is intended to comply with and shall be construed, to the extent applicable, consistent with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise.
 (c)     None of the provisions, terms, or clauses of this Agreement may be changed except if made in writing signed by both Consultant and Company. Any waiver of any term or provision of this Agreement must be in writing and be signed by the party granting the waiver. If any of the provisions, terms, or clauses of this Agreement are declared illegal, unenforceable, or ineffective, those provisions, terms, and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

Continental Resources, Inc. By: /s/ William B. Berry ________________________________ William B. Berry Chief Executive Officer Dated: _April 1, 2022_________________	Jack H. Stark /s/ Jack H. Stark _______________________________ Dated: _March 22, 2022___________